Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-281060 on Form N-2 of our report dated May 30, 2026, relating to the consolidated financial statements and consolidated financial highlights of FlowStone Opportunity Fund (the “Fund”) appearing in Form N-CSR of the Fund for the year ended March 31, 2026, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm and Legal Counsel" in the Prospectus and "Independent Registered Public Accounting Firm and Legal Counsel" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 29, 2026